As filed with the Securities and Exchange Commission on December 14, 2012

Registration No. 333-

Registration No. 333-117249

Registration No. 333-130246

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT AND

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENTS

NOS. 333-117249 AND 333-130246

UNDER THE SECURITIES ACT OF 1933

Zale Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-0675400 (I.R.S. Employer Identification No.)

901 West Walnut Hill Lane Irving, Texas (Address of principal executive offices)	75038-1003 (Zip Code)

Zale Corporation 2011 Omnibus Incentive Compensation Plan

(Full title of the plan)

Bridgett Zeterberg

Vice President, General Counsel and Secretary

Zale Corporation

901 West Walnut Hill Lane

Irving, Texas  75038-1003

(972) 580-4000

(Name, address and telephone number, including area code, of agent for service)

With a Copy To:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, Georgia  30308

(404) 885-3822

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share	1,012,853 shares	$4.555	$4,613,545	$630

(1)                                 Represents shares of common stock of Zale Corporation available for issuance under the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the 2011 Plan.

(2)                                 Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of $4.69 and $4.42 per share for the Common Stock as reported on the New York Stock Exchange on December 10, 2012.

EXPLANATORY NOTE

This is a combined (i) new Registration Statement of Zale Corporation, a Delaware corporation (the “Company”), (ii) Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-117249), as filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2004 (the “2003 Plan Registration Statement”) and (iii) Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-130246), as filed with the Commission on December 9, 2005 (the “Non-Employee Directors’ Plan Registration Statement” and, together with the 2003 Plan Registration Statement, the “Prior Plan Registration Statements”).  Pursuant to the 2003 Plan Registration Statement, shares of the Company’s common stock were registered for issuance under the Zale Corporation 2003 Stock Incentive Plan (the “2003 Plan”).  Pursuant to the Non-Employee Directors’ Plan Registration Statement, shares of the Company’s common stock were registered for issuance under the Zale Corporation Non-Employee Directors’ Equity Compensation Plan (the “Non-Employee Directors’ Plan” and, together with the 2003 Plan, the “Prior Plans”).

Under the terms of the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”), the shares of the Company’s common stock available for issuance under the 2011 Plan include (i) 1,012,853 newly authorized shares, and (ii) any shares underlying awards granted under the Prior Plans that, after September 30, 2012, expire or otherwise lapse, are terminated or forfeited or are settled in cash.

The Company has filed this combined new Registration Statement and Post-Effective Amendment No. 1 to the Prior Plan Registration Statements to (i) register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of up to 1,012,853 newly authorized shares of the Company’s common stock that may be issued pursuant to the 2011 Plan and (ii) add the 2011 Plan to the Prior Plan Registration Statements, without registering any additional shares thereunder, as the previously registered shares under the Prior Plan Registration Statements may now be issuable pursuant to the 2011 Plan.

Part I — Information Required in the Section 10(a) Prospectus

The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the 2011 Plan as specified by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above mentioned information should be directed to Zale Corporation, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, Attention: General Counsel.

Part II — Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)                                 the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012;

(b)                                 the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2012;

(c)                                  the Company’s Current Report on Form 8-K filed on December 10, 2012; and

(d)                                 the description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A/A filed with the Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 16, 1993, including any amendments or reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

Not Applicable.

Item 6.       Indemnification of Directors and Officers.

The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify any person serving as its director or officer, or in a similar capacity with another entity at its request, from any liability arising for any acts or omissions occurring after July 21, 1993 that such person incurs with respect to any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) so long as such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company.  With respect to any criminal action or proceeding, however, the person must have had reasonable cause to believe that his or her conduct was lawful.  If a court of competent jurisdiction, after exhaustion of all appeals therefrom, adjudges such person to be liable to the Company or such person agrees to pay amounts in settlement to the Company, the Company may indemnify such person for such claim only if the court approves such indemnification.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its existing and certain former directors agreeing to indemnify such persons against expenses, judgments, funds and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding in which the director was or is threatened to be made a party by reason of his service as a director, officer, employee, or agent of the Company subsequent to July 21, 1993 provided that the director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, provided he or she had reasonable cause to believe his or her actions were lawful.  Each Indemnification Agreement further provides for the indemnification of any director against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise.  Each Indemnification Agreement provides as set forth the methodology for the determination of the right of indemnification and provisions for the advancement of expenses incurred in defending any proceeding.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1(a)	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2001, File No. 1-04129)

4.1(b)

Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2004, File No. 1-04129)

4.2	Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 20, 2008, File No. 1-04129)

4.3	Second Amended and Restated Credit Agreement, dated as of July 24, 2012 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed July 27, 2012, File No. 1-04129)

4.4	Amended and Restated Credit Agreement, dated as of July 24, 2012 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed July 27, 2012, File No. 1-04129)

4.5	Warrant and Registration Rights Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010, File No. 1-04129)

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Troutman Sanders LLP (contained in its Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

99.1

Zale Corporation 2011 Omnibus Incentive Compensation Plan, as amended (incorporated by reference to Appendix of the Company’s Definitive Proxy Statement on Schedule 14A filed on October 19, 2012, File No. 1-04129)

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and this Post-Effective Amendment No. 1 to each of the Prior Plan Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 14th day of December, 2012.

ZALE CORPORATION

By:	/s/ Theo Killion
Theo Killion
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theo Killion, Matthew W. Appel and Thomas A. Haubenstricker, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Theo Killion	Chief Executive Officer and Director	December 14, 2012
Theo Killion	(principal executive officer)

/s/ Matthew W. Appel	Chief Administrative Officer	December 14, 2012
Matthew W. Appel

/s/ Thomas A. Haubenstricker	Senior Vice President and Chief Financial Officer	December 14, 2012
Thomas A. Haubenstricker	(principal financial officer)

/s/ James E. Sullivan	Vice President, Controller and Chief Accounting Officer	December 14, 2012
James E. Sullivan	(principal accounting officer)

/s/ John B. Lowe, Jr.	Chairman of the Board	December 14, 2012
John B. Lowe, Jr.

/s/ Neale Attenborough	Director	December 14, 2012
Neale Attenborough

/s/ Yuval Braverman	Director	December 14, 2012
Yuval Braverman

/s/ David F. Dyer	Director	December 14, 2012
David F. Dyer

/s/ Kenneth B. Gilman	Director	December 14, 2012
Kenneth B. Gilman

/s/ Joshua Olshansky	Director	December 14, 2012
Joshua Olshansky

/s/ Beth M. Pritchard	Director	December 14, 2012
Beth M. Pritchard

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of Ernst & Young LLP